EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 33-59733 and 333-167661 on Form S-8 of our report dated June 14, 2013, with respect to the statements of net assets available for benefits of the Cash America International, Inc. 401(k) Savings Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of schedule H, line 4i- schedule of assets (held at end of year) as of December 31, 2012, which report appears in this Annual Report on Form 11-K of Cash America International, Inc. 401(k) Savings Plan for the years ended December 31, 2012 and 2011.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 14, 2013